Exhibit 10.65

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

STEPHEN SHUTE

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of May 4, 2012 (the “Amendment Date”), by and between Allscripts Healthcare Solutions, Inc. (“Company”) and Stephen Shute (“Executive”).

WHEREAS, Company and Executive entered into an Employment Agreement dated July 14, 2011 (the “Employment Agreement”);

WHEREAS, Company and Executive desire to amend certain provisions of the Employment Agreement; and

WHEREAS, this Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and any signature delivered via facsimile or electronic file will be the same as an original signature.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged by each party, the parties agree that as of the Amendment Date, the Employment Agreement is amended as follows:

1. The foregoing recitations shall form a part of this Amendment and are incorporated herein verbatim by reference. Unless otherwise indicated, capitalized terms shall have the same meaning as referenced in the Employment Agreement

2. Section 4.5.1(i) is replaced in its entirety with the following:

(i) an amount equal to the sum of (A) Executive’s Base Salary plus (B) Executive’s Target Performance Bonus plus (C) Executive’s Target Sales Bonus, payable in twelve (12) equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof) (with the first two installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining ten (10) installments being paid on the ten following monthly anniversaries of such date); and

3. Section 4.5.2 is replaced in its entirety with the following:

4.5.2 Severance Upon Termination following a Change of Control. If, within the period beginning on the date of a Change of Control through the second anniversary of the Change of Control, Executive terminates Executive’s employment and the Employment Period pursuant to Section 4.4 or Company terminates Executive’s employment pursuant to Section 4.3, then

Executive shall, subject to Section 4.7, receive the payment and benefits provided in Section 4.5.1; provided, however, that (A) in place of the twelve (12) monthly payments provided for in Section 4.5.1(i), Executive shall receive a lump sum amount of cash equal to two (2) times the sum of (x) Executive’s Base Salary plus (y) Executive’s Target Performance Bonus plus (z) Executive’s Target Sales Bonus, with such lump sum paid on the sixtieth (60th) day following the Termination Date, such amount reduced by any payment received by Executive pursuant to Section 3.6, and (B) in place of the equity vesting provided for in Section 4.5.1(iii), all unvested equity awards held by Executive shall vest upon the Termination Date.

Anything in this Agreement to the contrary notwithstanding, if (A) a Change of Control occurs, (B) Executive’s employment with Company is terminated by Company without Cause or if Executive terminates his employment as a result of a Constructive Discharge, in either case within one hundred eighty (180) days prior to the date on which the Change of Control occurs, and (C) it is reasonably demonstrated by Executive that such termination of employment or events constituting Constructive Discharge was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such Change of Control shall be deemed to have occurred during the Term of Employment and the Termination Date shall be deemed to have occurred after the Change of Control, so that Executive is entitled to the vesting and other benefits provided by this Section 4.5.2. If Executive is entitled to additional vesting of any equity awards that were cancelled as a result of Executive’s termination of employment prior to the Change of Control, Company or its successor shall deliver to Executive the consideration Executive would have received in the Change of Control had the cancelled equity awards been outstanding and vested at the time of the Change of Control. Any additional amounts due Executive as a result of the application of this paragraph to a termination prior to a Change of Control shall be paid to Executive under this Section 4.5.2. in a lump sum on the sixtieth (60th) day following the Change of Control.

4.	The last sentence of the second paragraph of Section 7.14 is replaced in its entirety with the following:

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For the provision of payments and benefits under this Agreement upon termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) in tandem with Executive’s termination of employment with Company.

5. A new paragraph is added to the end of Section 7.14, as follows:

If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

6. In all other respects, the Employment Agreement is ratified and confirmed and remains in full force and effect.

Signature page follows.

Signature page to First Amendment to the Employment Agreement

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Amendment as of the day and year first written above.

/S/ STEPHEN SHUTE
STEPHEN SHUTE

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

/S/ DIANE K. ADAMS
By: Diane K. Adams
Title: Executive Vice President, Culture & Talent

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